                                  HAMBRECHT & QUIST
                               INTER-OFFICE MEMORANDUM


TO:      Daniel H. Case III
FROM:    Steven N. Machtinger
SUBJECT: AGREEMENT
DATE:    June 17, 1996

According to resolutions approved by the Board of Directors on March 21, 1996, the terms of your Agreement dated April 13, 1992 (approved by the directors on June 22, 1992) were superseded, except for Section 5 thereof, which remains in full force and effect.

Section 5 thereof reads in full as follows:

" TERMINATION AND CHANGE OF CONTROL PROVISIONS. Case's employment or employment capacity may be terminated at any time, either by H&Q or by Case himself. If Case's employment or employment capacity is terminated by H&Q for any reason other than "just cause" (i.e., fraud or gross negligence as admitted by Case or determined by a third party), then H&Q shall pay Case the greater of $400,000 or 25% of the total compensation he has received in the twenty-four month period immediately preceding such termination or change in capacity. If Case voluntarily resigns, he shall not be entitled to any severance payments; provided, however, that if he resigns within six months of a change in control of H&Q, then he shall be paid the amount described in the preceding sentence.
In the event that (i) Case's employment or employment capacity is terminated without just cause (as defined above) or (H) Case reigns within six months of a change in control of H&Q, the following provisions shall apply:

    (a)
    .50% of Case's previously-granted but not yet vested options shall immediately become vested; and

    (b)
    Case shall have two years from the date of such termination or resignation to exercise his vested options and may exercise such vested options on a net exercise basis (i.e., H&Q would issue to Case shares of H&Q stock having a total net book value equal to the total spread between the exercise price and the current net book value of the shares at the time of the exercise);

    (c)
    for a period of two years from the date of such termination or resignation, unless and until he becomes employed by another full-service investment banking firm, Case shall have the right to co-invest in H&Q venture capital opportunities on the same basis as executive officers of H&Q."

Please confirm where indicated below that the foregoing accurately describes your entire agreement with Hambrecht & Quist pertaining to your employment.

                                       Accepted and agreed to:


- ---------------------------------
Steven N. Machtinger

                                       -----------------------------
                                       Daniel H. Case III
                                       Date:
                                             -----------------------